Exhibit 99.1

Contact:

Retrophin, Inc.	Retrophin, Inc.
Marc Panoff, CFO	Chris Cline, Manager, Investor Relations
646-564-3671	646-564-3680
marc@retrophin.com	IR@retrophin.com

Retrophin Announces Leadership Reorganization

Stephen Aselage named interim CEO

New York, NY (September 30, 2014) – Retrophin, Inc. (NASDAQ: RTRX) today announced a leadership reorganization under which the Board of Directors has appointed Stephen Aselage as interim Chief Executive Officer (CEO), effective immediately, to replace Martin Shkreli, Founder and CEO.

“The Retrophin Board is grateful to Martin for his creativity, energy, and vision over the past three years. In a remarkably short time, he built a world-class management team and created a thriving biopharmaceutical company that has improved the lives of patients with rare diseases,” said Steve Richardson, Chairman of the Board of Directors.

“I am excited about the direction and future of Retrophin,” said Aselage. “We have three marketed products with a growing revenue base and multiple development candidates, both internal and external, to accelerate future growth. We will aggressively pursue business development opportunities and push our existing pipeline forward, building upon our solid financial platform. I look forward to working with the Retrophin employees to increase the company’s momentum and generate significant value for shareholders.”

Dr. Alvin Shih, Executive Vice President of Research & Development for Retrophin, stated, “I am confident in our current pipeline and my team and I remain committed to creating meaningful treatments for patients with catastrophic unmet medical needs.”

The Company intends to appoint additional independent directors with robust industry experience in the near term, and discussions with candidates are ongoing. The Board will soon commence a search for a permanent CEO.

About Retrophin

Retrophin is a pharmaceutical company focused on the development, acquisition and commercialization of drugs for the treatment of serious, catastrophic or rare diseases for which there are currently no viable options for patients. The Company’s approved products include Chenodal®, Thiola® and Vecamyl®, and its pipeline includes compounds for several catastrophic diseases, including focal segmental glomerulosclerosis (FSGS), pantothenate kinase-associated neurodegeneration (PKAN), schizophrenia, infantile spasms, nephrotic syndrome and others. For additional information, please visit www.retrophin.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Without limiting the foregoing, these statements are often identified by the words “may”, “might”, “believes”, “thinks”, “anticipates”, “plans”, “expects”, “intends” or similar expressions. No forward-looking statement can be guaranteed. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s filings with the Securities and Exchange Commission.